EXHIBIT 1

AMENDED JOINT FILING AND SOLICITATION AGREEMENT

WHEREAS, the undersigned are stockholders, direct or beneficial, of Taronis Fuels, Inc., a Delaware corporation (the “Company”);

WHEREAS, Thomas Wetherald, Tobias Welo and Mary Pat Thompson wish to form a group for the purpose of (i) soliciting written consents or proxies in favor of proposals to reconstitute the Company’s Board of Directors and related bylaw amendments or other related actions, (ii) taking such other actions as the parties deem advisable and (iii) taking all other action necessary or advisable to achieve the foregoing.

NOW, IT IS AGREED, this 25th day of February, 2021 by the parties hereto:

1. In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each of the undersigned (collectively, the “Group”) agrees to the joint filing on behalf of each of them of statements on Schedule 13D, and any amendments thereto, with respect to the securities of the Company. Each member of the Group shall be responsible for the accuracy and completeness of his or her own disclosure therein, and is not responsible for the accuracy and completeness of the information concerning the other members, unless such member knows or has reason to know that such information is inaccurate. Mr. Wetherald shall provide each member of the Group with copies of all Schedule 13D filings and other public filings to be filed on behalf of such member at least 24 hours prior to the filing or submission thereof.

2. So long as this agreement is in effect, each of the undersigned shall provide written notice to Hogan Lovells US LLP of (i) any of their purchases or sales of securities of the Company; or (ii) any securities of the Company over which they acquire or dispose of beneficial ownership. Notice shall be given no later than 24 hours after each such transaction.

3. Each of the undersigned agrees to form the Group for the purpose of (i) soliciting written consents or proxies in favor of proposals to reconstitute the Company’s Board of Directors and related bylaw amendments or other related actions, (ii) taking such other actions as the parties deem advisable, and (iii) taking all other action necessary or advisable to achieve the foregoing.

4. Mr. Wetherald shall have the right to pre-approve all expenses incurred in connection with the Group’s activities and agree to pay directly all such pre-approved expenses.

5. Each of the undersigned agrees that any SEC filing, press release or stockholder communication proposed to be made or issued by the Group or any member of the Group in connection with the Group’s activities set forth in herein shall be first approved by Mr. Wetherald, which approval shall not be unreasonably withheld.

6. The relationship of the parties hereto shall be limited to carrying on the business of the Group in accordance with the terms of this agreement. Such relationship shall be construed and deemed to be for the sole and limited purpose of carrying on such business as described herein. Nothing herein shall be construed to authorize any party to act as an agent for any other party, or to create a joint venture or partnership, or to constitute an indemnification. Nothing herein shall restrict any party’s right to purchase or sell securities of the Company, as he or she deems appropriate, in his or her sole discretion, provided that all such sales are made in compliance with all applicable securities laws.

7. This agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same instrument, which may be sufficiently evidenced by one counterpart.

8. In the event of any dispute arising out of the provisions of this agreement or their investment in the Company, the parties hereto consent and submit to the exclusive jurisdiction of the Federal and State Courts in the State of New York.

9. Any party hereto may terminate his or her obligations under this agreement on 24 hours’ written notice to all other parties, with a copy by email to David R. Crandall of Hogan Lovells US LLP, david.crandall@hoganlovells.com.

10. Each party acknowledges that Mr. Wetherald shall, in his or her sole discretion, select and retain counsel for both the Group and Mr. Wetherald relating to their investment in the Company.

11. Each of the undersigned parties hereby agrees that this agreement shall be filed as an exhibit to a Schedule 13D pursuant to Rule 13d-1(k)(1)(iii) under the Exchange Act.

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed as of the day and year first above written.

/s/ Thomas Wetherald
THOMAS WETHERALD

/s/ Tobias Welo
TOBIAS WELO

/s/ Mary Pat Thompson
MARY PAT THOMPSON